Exhibit 99.1

PRESS RELEASE
Editorial Contact:	For Release
Peter Schuman	IMMEDIATE
(408) 764-4174	February 21, 2006
No. 1032

Coherent, Inc. to Acquire Excel Technology, Inc.

Coherent, Inc. (Santa Clara, CA, NASDAQ:COHR) today announced that it has entered into a definitive agreement to acquire Excel Technology, Inc. (NASDAQ: XLTC), a manufacturer of photonics-based solutions, consisting of laser systems and electro-optical components, primarily for industrial, commercial, and scientific applications.

The acquisition will be an all-cash transaction at a price of $30.00 per share of Excel Technology, Inc. common stock, for a total approximate offer value of $376 million before fees and transaction costs. Coherent intends to pay the aggregate purchase price through a combination of available cash and external financing. The completion of the acquisition is subject to customary closing conditions, including the approval by Excel Technology, Inc. shareholders, and regulatory approvals, and is expected to close in the third fiscal quarter of 2006. On a non-GAAP basis, excluding the impact of any acquisition and purchase accounting related charges, the transaction is expected to be modestly accretive to Coherent for the fourth quarter of fiscal year 2006 and has the potential to be meaningfully accretive for the first full fiscal year ending September 2007.

“Over the last several months, we have been highlighting the long-term growth potential of the materials processing market as well as the need for consolidation in the photonics industry,” said John Ambroseo, President and Chief Executive Officer of Coherent, Inc. “The acquisition of Excel Technology addresses both points. The combined product portfolio provides the broadest set of materials processing solutions from components, to lasers, to subsystems, and systems. In addition, we will be able to offer the most comprehensive application and process development capabilities in the industry. These factors should lead to wider market penetration. We expect to augment these customer benefits with an enhanced cost of ownership resulting from economies of scale in distribution, R&D, administration and supply chain. We believe our shareholders will benefit from the accretive nature of this transaction,” Ambroseo added.

Antoine Dominic, Excel Technology, Inc.’s President and Chief Executive Officer commented, “The continuing evolution of the photonics industry favors companies that can drive rapid product and application development while improving their own fundamentals. While Excel Technology has done this well over recent years, by joining forces with a laser industry leader like Coherent, market penetration and adoption can be accelerated. This is especially true since we have a similar vision for the materials processing market.”

For the twelve months ended December 31, 2005, Excel Technology, Inc. had revenues of $137.7 million and net income of $15.2 million. Orders during that same time period exceeded $144 million and backlog at the end of Excel’s fourth quarter was $33.0 million. On December 31, 2005, Excel Technology, Inc. had $50.3 million in cash and investments and no debt.

Merrill Lynch & Co. acted as exclusive financial advisor and Wilson Sonsini Goodrich & Rosati P.C. acted as exclusive legal advisor to Coherent, Inc. in connection with the transaction.

The Company has scheduled a listen-only conference call for 5:00 p.m. E.T. time today that can be accessed by dialing (800) 479-9001 and will be webcast with slides at http://www.coherentinc.com/Investors/ or http://www.earnings.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act

The statements in this press release that relate to future plans, events or performance, including statements such as the method for payment of the aggregate purchase price, the transaction is expected to be accretive on a non-GAAP basis for any periods of fiscal year 2006 and fiscal year 2007, our shareholders stand to gain from the accretive potential of this transaction, as well as the acquisition should lead to wider market penetration are forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with integration of the two companies following the closing of the acquisition, the ability of the Company to compete in this marketplace, to currency adjustments, contract cancellations, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, and development of markets for the Company's products and services and other risks identified in the Company's SEC filings, in particular the Company’s most recent 10-Q filed on February 8, 2006. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Readers are encouraged to refer to the risk disclosures described in the Company's reports on Forms 10-K, 10-Q and 8K, as applicable.

Excel and its wholly owned subsidiaries manufacture and market photonics-based solutions, consisting of laser systems and electro-optical components, primarily for industrial/commercial and scientific applications.

Founded in 1966, Coherent, Inc. is a Standard & Poor's SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Peter Schuman, Director Investor Relations at 408-764-4174. For more information about Coherent, visit the Company's Web site at http://www.coherent.com/ for product and financial updates.

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